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                                                                    EXHIBIT 10.1


                            [INTERVOICE LETTERHEAD]



                               December 17, 1997

Mr. Michael W. Barker
17811 Waterview Parkway
Dallas, Texas 75252

Dear Mike:

     Reference is made to the Amended and Extended Employment Agreement between you and InterVoice, Inc. (the "Company") effective as of March 1, 1996 (such agreement, as at any time amended, is referred to in this letter as your "Agreement"). All terms used in this letter but not defined in this letter shall have the meanings given to them in the Agreement.

     The Company intends to terminate your employment by the Company pursuant to the terms of the Agreement. The Company is willing, however, to announce that you have resigned to pursue other interests, and that the Company appreciates your years of faithful service, and wishes you the best of luck in all your future endeavors. If you wish for the company to treat your departure as a voluntary resignation of your employment, effective February 28, 1998, please sign below and, hand deliver the signed letter to me, or fax a signed copy to my attention at 972/454-8120, by 6:30 p.m. this afternoon to evidence that you are resigning from your employment with the Company. If you do resign from your employment with the company effective February 28, 1998 pursuant to and in accordance with this letter, you will also resign, effective December 31, 1997, from you office as President of the Company, and any other office with the company and any subsidiary of the Company, and furthermore, you will resign as a member of the Board of Directors of the Company and any subsidiary of the Company.

     If you agree to make the resignations referenced in this letter, as evidenced by signing and returning this letter by 6:30 p.m. this afternoon, the Company will, for all purposes of your Agreement, treat the termination of your employment as a termination by the Company without Cause. You will be required to execute a separate letter of resignation that I will furnish you. Without limiting the foregoing, the Company will make available to you the compensation set forth in Section 10.1 of the Agreement if you resign in accordance with this letter. If you do resign pursuant to and in accordance with this letter, for purposes of Section 4(b) of your Agreement, you will earn the annual bonus for the fiscal year ending February 28, 1998, in addition to the Remaining Compensation pursuant to Section 10.1 of your Agreement as determined effective February 28, 1998.

     Furthermore, if you resign pursuant to and in accordance with this letter, the Company will reimburse your payments of premiums through February 28, 1999, for The Company's group health insurance coverage on you and any covered dependents as in effect on February 28, 1998, to the same extent as if you had continued as an employee, i.e. the Company will reimburse you for the employer's share of the premium amount. To receive this coverage, you must make your COBRA election and timely make the monthly premium payments that will be specified. The Company will
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Mr. Michael W. Barker
December 17, 1997
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also reimburse for your life insurance premiums currently being paid by the
Company with respect to your life insurance for the same period that COBRA premiums are being reimbursed, to the extent and only to the of the premiums being paid by the Company as of February 28, 1998, and the continuation of the contract for your coverage under such life insurance plans (and the contemplated reimbursement hereunder) is permitted by the applicable insurance plan and under applicable laws. The Company will reimburse you for the appropriate share of each premium within 10 days after receipt of your payment.

         For purposes of the covenant not to compete in Section 6(b) of your Agreement following your voluntary resignation pursuant to and in accordance with this letter, the corporations which compete "with the Company's activities" only include the following companies and their affiliates (you and the Company acknowledge that the following are only approximate names of the companies which may not be identical to the official names of such companies):
Periphonics, Brite Voice Systems, Syntellect and Edify.

         In connection with your registration pursuant to and in accordance with this letter, you may keep one of each of the following items which has been made available to you by the Company: (a) a computer; (b) a computer monitor; and (c) a computer keyboard.

                                       /s/ DANIEL D. HAMMOND
                                       Daniel D. Hammond
                                       Chairman of the Board and
                                         Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ MICHAEL W. BARKER
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    Michael W. Barker